RYMAN HOSPITALITY PROPERTIES, INC.

LONG-TERM STOCKHOLDER VALUE CREATION

RESTRICTED STOCK UNIT AWARD AGREEMENT

(2016 OMNIBUS INCENTIVE PLAN)

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into as of the 25th day of February, 2021 (the “Grant Date”), between Ryman Hospitality Properties, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), and ___________ (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Ryman Hospitality Properties, Inc. 2016 Omnibus Incentive Plan (the “Plan”).

WHEREAS, the Company has adopted the Plan, which permits the issuance of restricted stock units of the Company (the “Restricted Stock Units” or the “RSUs”); and

WHEREAS, pursuant to the Plan, the Committee responsible for administering the Plan has granted an award of Restricted Stock Units to the Grantee as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.Grant of Restricted Stock Units.

(a)The Company hereby grants to the Grantee an award (the “Target Award”) of ___ RSUs on the terms and conditions set forth in this Agreement and the Plan. A bookkeeping account will be maintained by the Company to keep track of the RSUs and any dividend equivalent rights that may accrue as provided in Section 4. This Target Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee other than by will or the laws of descent and distribution or as otherwise permitted by the Plan.

(b)Except as otherwise provided for herein, all RSUs that are earned pursuant to the provisions of Section 2 below will vest on the fifteenth day following the conclusion of the Performance Period (as such term is defined below), with such date, or such earlier date of vesting provided for below, being known as the “Vesting Date”). Prior to the Vesting Date, the Committee will certify the level of achievement pursuant to the provisions of Section 2 below. On the Vesting Date, the Company shall deliver to the Participant one Share for each vested RSU as described below.

2.Target Award Earning and Vesting.

(a)The total number of RSUs that the Grantee may earn hereunder will range from 0% to 100% of the Target Award, and shall be determined based on the achievement of certain Share price target achievement levels as set forth on Exhibit A attached hereto during the Performance Period (as defined in Exhibit A), as more fully described on Exhibit A and otherwise subject to the limitations set forth therein. Except as otherwise provided for herein, any RSUs (including Dividend Equivalent Units and other dividend equivalent rights related thereto) that are not earned prior to the conclusion of the Performance Period shall be forfeited without consideration or any further action by the Grantee or the Company.

(b)Except as otherwise determined by the Committee at or after the grant of the Target Award hereunder (subject to Sections 7.5 and 8.2 of the Plan), in the event that the Grantee’s employment with the Company and its Subsidiaries and Affiliates is terminated (other than by reason of death, Disability, or an approved retirement of such Grantee (as determined by the Committee in its sole discretion)) prior to the Vesting Date and prior to the occurrence of a Change in Control, the Grantee shall forfeit such RSUs (including Dividend Equivalent Units and other dividend equivalent rights related thereto that have accrued pursuant to Section 4), and all of the Grantee’s rights with respect thereto shall cease.

(c)If the Grantee’s employment with the Company and its Subsidiaries and Affiliates is terminated because of death, Disability or an approved retirement of such Grantee (as determined by the Committee in its sole discretion) prior to the end of the Performance Period and prior to the occurrence of a Change in Control, then the Vesting Date shall be the date set forth in Section 1(b), and the Grantee will be entitled to a vesting of the RSUs (including Dividend Equivalent Units and other dividend equivalent rights related thereto), if any, equal to a pro-rated amount of the earned portion of the Target Award determined as of the end of the Performance Period based on the extent to which the performance targets set forth on Exhibit A have been satisfied. The prorated portion of the Target Award that will vest at the end of the Performance Period will be based on the RSUs earned as a result of actual performance, multiplied by a proportion equal to the number of days of the Grantee’s active service during the Performance Period in relation to the total number of days in the Performance Period. The pro-rated number of RSUs (including Dividend Equivalent Units and other dividend equivalent rights related thereto) earned shall be paid at the time the Target Award would have been settled if the Grantee had remained employed at the end of the Performance Period.

(d)If the Grantee’s employment with the Company and its Subsidiaries and Affiliates is terminated (other than by the Company for Cause or by the Grantee without Good Reason (as defined below) other than in the case of an approved retirement) following a Change in Control that occurs prior to the end of the Performance Period, then the Grantee will be entitled to immediate vesting of the Target Award (including Dividend Equivalent Units and other dividend equivalent rights related thereto) as of the date of such termination (such date being the “Vesting Date” for purposes of this Agreement); provided that in the event of an approved retirement or any other termination of employment described in this Section 2(d), payment of the RSUs may be delayed until the end of the Performance Period if necessary to avoid additional taxes pursuant to Section 409A of the Code. For purposes of this Section 2(d) the term “Good Reason” will be defined as  either (i) a material reduction in Grantee’s salary or benefits, working conditions or management responsibilities, or (ii) a requirement that the Grantee relocate his or her primary place of employment more than 50 miles from Grantee’s current primary place of employment (without Grantee’s prior written consent).

3.Payment of Vested Restricted Stock Units. On the Vesting Date, Grantee shall be entitled to receive one Share for each RSU (including Dividend Equivalent Units and other dividend equivalent rights related thereto) which has been earned pursuant to Section 2(a) or to which the Grantee is otherwise entitled pursuant to Section 2(c) or Section 2(d) (collectively, the “Vesting RSUs”). Subject to the provisions of the Plan and Section 8(a) hereof, such payment shall be made through the issuance to the Grantee (or to the executors or administrators of the Grantee’s estate, if applicable), as promptly as practicable following the Vesting Date, of a number of Shares equal to the number of such Vesting RSUs.

4.Dividend Equivalent Rights. Grantee shall receive dividend equivalent rights in respect of the RSUs covered by this Agreement at the time of any payment of dividends to stockholders on Shares.  The RSUs will be credited with a cash amount equal to the cash dividend amount that would be payable to the Grantee as a stockholder in respect of a number of Shares equal to the number of RSUs outstanding and unpaid as of the dividend record date (rounded down to the nearest one cent (or such other convention as may be determined by the Committee in its sole discretion)). The RSUs will be credited with additional RSUs (“Dividend Equivalent Units”) for stock dividends paid on Shares by multiplying the stock dividend paid per Share by the number of RSUs outstanding and unpaid on the dividend record date (rounded down to the nearest whole share (or such other convention as may be determined by the Committee in its sole discretion)). Each cash dividend equivalent right or Dividend Equivalent Unit will vest and be settled or payable at the same time as, and solely to the extent of the vesting of, the RSUs to which such dividend equivalent right or Dividend Equivalent Unit relates.

5.Rights as a Stockholder.  Except as provided above, the Grantee shall not have voting or any other rights as a stockholder of the Company with respect to RSUs.  Grantee will obtain full voting and other rights as a stockholder of the Company upon the settlement of RSUs in Shares.

6.Adjustments.  The Committee shall make appropriate adjustments in the terms and conditions of, and the performance criteria included in, the Target Award in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Upon the occurrence of any of the events described in Section 4.2 of the Plan, including but not limited to any Change in Control, spin-off or other similar transaction, the Committee shall make the adjustments described in this Section 6.  Any such adjustments shall be made in a manner provided in Section 4.2 of the Plan and in a manner that does not result in a discretionary increase in the amounts payable under the Target Award.

7.Amendment to Target Award. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate the Target Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Grantee or any holder or beneficiary of the Target Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.

8.Taxes; Section 409A.

(a)Upon the delivery of Shares pursuant to Section 3 hereof, the Grantee shall remit to the Company the minimum amount necessary to satisfy the Withholding Tax Obligation (as defined below) with respect to the RSUs that are being settled as a condition to the Company’s issuance of any Shares.  The payment shall be in cash or at the election of Grantee by means of: (i) the delivery of Shares previously owned by Grantee, subject to applicable legal requirements, and held for the requisite period of time as may be required to avoid the Company incurring any adverse accounting charge; (ii) a reduction in the number of Shares otherwise deliverable upon vesting or other amounts otherwise payable to the Grantee pursuant to this Agreement; or (iii) a combination of (i) and/or (ii).  The value of any Shares delivered or withheld as payment in respect of the Withholding Tax Obligation shall be determined by reference to the Fair Market Value of such Shares as of the date of such withholding or delivery.   For purposes hereof, the “Withholding Tax Obligation” means the minimum amount necessary to satisfy Federal, state, local or foreign withholding tax requirements, if any, in connection with vesting of all or a portion of the RSUs; provided, however, that, in the sole discretion of the Company, the Company may allow the Grantee to withhold an additional amount or additional number of Shares to satisfy an additional amount of withholding taxes up to the maximum individual statutory rate in the applicable jurisdiction, but only if such additional withholding, or the discretion to elect such additional withholding, does not result in adverse accounting treatment of the RSUs to the Company.

(b)Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the RSUs (including any dividend equivalent rights) to be made to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations and this Agreement shall be interpreted consistently therewith.  However, under certain circumstances, including where Grantee has elected to defer settlement of this Target Award, settlement of the RSUs or any dividend equivalent rights may not so qualify, and in that case, the Committee shall administer the grant and settlement of such RSUs and any dividend equivalent rights in strict compliance with Section 409A of the Code, including but not limited to delaying, if and to the extent required, the issuance of Shares contemplated hereunder. Each payment of RSUs (and related dividend equivalent rights) constitutes a “separate payment” for purposes of Section 409A of the Code.

9.No Right to Continued Employment. Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right to continued employment by the Company or any of its Subsidiaries or Affiliates, nor shall this Agreement or the Plan interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate the Grantee’s employment at any time for any reason whatsoever, whether or not with cause.

10.Plan Governs. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

11.Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Target Award, or would disqualify the Plan or Target Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or this Agreement, such provision shall be stricken as to such jurisdiction, Person or Target Award, and the remainder of the Plan and this Agreement shall remain in full force and effect.

12.Notices. All notices required to be given under this Grant shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:Ryman Hospitality Properties, Inc.

One Gaylord Drive

Nashville, Tennessee 37214

Attn: General Counsel

To the Grantee:	The address then maintained with respect to the Grantee in the Company’s records.

13.Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

14.Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

15.Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed effective as of the day and year first above written.

RYMAN HOSPITALITY PROPERTIES, INC.

By: ______________________________________

Scott J. Lynn, EVP & General Counsel

GRANTEE:

__________________________________________

Signature

EXHIBIT A

1.Share Price Targets.

The RSUs shall be earned based on the Company’s achievement of up to two (2) Share price targets during the Performance Period.  Specifically, on each Target Price Achievement Date that occurs during the Performance Period, a number of RSUs equal to fifty percent (50%) of the Target Award shall be earned for each Target Price Level that is achieved on such Target Price Achievement Date, rounded up to the nearest whole RSU.

If, on a given Target Price Achievement Date, more than one Target Price Level is achieved for the first time, then the number of RSUs that shall be earned on such Target Achievement Date shall be equal to the product of (i) fifty percent (50%) of the Target Award multiplied by (ii) the number of Target Price Levels that are achieved for the first time on such Target Price Achievement Date, rounded up to the nearest whole RSU.  No more than one Target Price Achievement Date may occur during the Performance Period with respect to each Target Price Level.  If, during the Performance Period, a Target Price Achievement Date occurs with respect to the highest Target Price Level (i.e., $109.05), then the number of RSUs that shall be earned on such Target Price Achievement Date shall be reduced, if necessary, such that the total number of RSUs that are earned during the Performance Period shall be equal to 100% of the Target Award.

For the avoidance of doubt, RSUs that are earned pursuant to this Exhibit A remain subject to vesting as provided in Section 2 of this Agreement.

2.Definitions. For purposes of this Agreement:

(a)“Performance Period” means the period beginning on March 1, 2021 and ending on March 1, 2024.

(b)“Target Price Achievement Date” means, with respect to a Target Price Level, the date on which the average volume weighted average price of a Share over a consecutive twenty (20) day trading period is equal to or greater than the Target Price Level.

(c)“Target Price Level” means $100.98 and $109.05, respectively.